Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

January 2, 2019

Cadence Bancorporation

2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-225587) on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Cadence Bancorporation, a Delaware corporation (“Cadence”), in connection with the preparation and filing of Cadence’s (1) Registration Statement on Form S-4 (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to shares of Cadence’s Class A common stock, par value $0.01 per share (the “Cadence Class A Common Stock”), to be issued by Cadence pursuant to the terms of the Agreement and Plan of Merger, dated as of May 11, 2018 (the “Merger Agreement”), by and between Cadence and State Bank Financial Corporation, a Georgia corporation (“State Bank”), and (2) Post-Effective Amendment No. 1 to the Registration Statement (the “Post-Effective Amendment”) relating to shares of Cadence Class A Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants held by current and former employees of State Bank, which warrants were converted into warrants to purchase shares of Cadence Class A Common Stock upon the consummation of the transactions contemplated by the Merger Agreement.

For purposes of giving this opinion, we have examined the Registration Statement, the Post-Effective Amendment, the Merger Agreement, Cadence’s Certificate of Incorporation, as amended and restated, and Cadence’s Bylaws, as amended and restated. Also, we have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with this opinion. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of Cadence and certificates or comparable documents of public officials and of officers and representatives of Cadence.

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Warrant Shares issuable by Cadence will be, upon issuance, duly authorized and, when the Warrant Shares have been issued and paid for in the manner contemplated by the applicable warrants, such Warrant Shares will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York. Cadence is a Delaware corporation, and we have not considered, and we express no opinion as to, any law other than the Delaware General Corporation Law (including the statutory provisions, and reported judicial decisions interpreting the foregoing).

We hereby consent to be named in the Post-Effective Amendment and in the related prospectus contained therein as the attorneys who passed upon the validity of the Warrant Shares issuable by Cadence and to the filing of a copy of this opinion as Exhibit 5.1 to the Post-Effective Amendment. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz